Contact:	Stephen Forsyth	203-573-2213

Chemtura Reports 2010 First Quarter Results

PHILADELPHIA, PA – May 7, 2010 – Chemtura Corporation, debtor-in-possession, (Pink Sheets: CEMJQ) (the “Company” or “Chemtura”) reported today that it has filed its Quarterly Report on Form 10-Q for the first quarter of 2010.  This release summarizes the financial results for the first quarter of 2010 and investors are encouraged to review the Form 10-Q for more details of the performance for the quarter.  For the first quarter of 2010, the Company recorded net loss from continuing operations on a GAAP basis of $177 million, or $0.73 per share, and net earnings on a managed basis of $1 million, or $0.01 per share.

First Quarter 2010 Financial Results

The discussion below includes financial information on both a GAAP and managed basis.  The Company presents managed basis financial information as management uses this information internally to evaluate and direct the performance of the Company’s operations and believes that the managed basis financial information provides useful information to investors.  A reconciliation of GAAP and managed basis financial information is provided in the supplemental schedules included in this release.

The following is a summary of first quarter financial results on a GAAP basis:
(In millions, except per share data)	First Quarter
	2010	2009	% change
Net sales	$603	$464	30%
Operating loss	$(124)	$(22)	NM
Net loss from continuing operations	$(177)	$(87)	(103)%
Net loss from continuing operations – per share	$(0.73)	$(0.36)	(103)%
NM = Not Meaningful

The following is a summary of first quarter financial results on a managed basis:
(In millions, except per share data)	First Quarter
	2010	2009	% change
Net sales	$603	$464	30%
Operating profit (loss)	$16	$(15)	NM
Net earnings (loss) from continuing operations	$1	$(22)	NM
Net earnings (loss) from continuing operations – per share	$0.01	$(0.09)	NM
NM = Not Meaningful

U.S Chapter 11 Proceedings and Reorganization Activities

•
The Company’s intent remains to emerge from Chapter 11 as soon as practicable.  The next step is for the Company to complete the development and filing of a plan of reorganization (the “Plan”).  The Plan will then provide the framework for the Company’s stakeholders to agree upon the terms under which the Company will emerge from Chapter 11.  The Plan is subject to confirmation by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

•
On February 9, 2010, the Bankruptcy Court gave interim approval of an Amended and Restated Senior Secured Super-Priority Debtor-in-Possession Credit Agreement (the “Amended and Restated DIP Credit Agreement”) by and among the Debtors, Citibank N.A. and the other lenders party thereto.  The Amended and Restated DIP Credit Agreement provides for a first priority and priming secured revolving and term loan credit commitment of up to an aggregate of $450 million.  The proceeds of the loans and other financial accommodations incurred under the Amended and Restated DIP Credit Agreement were used to refinance the obligations outstanding under the DIP Credit Facility and provide working capital for general corporate purposes.  The Amended and Restated DIP Credit Agreement provided a substantial reduction in the Company’s financing costs through interest rate reductions and the avoidance of the extension fees that would have been payable under the DIP Credit Facility in February and May 2010.  It also provided the Company with more flexibility to operate its business.  The Amended and Restated DIP Credit Agreement closed on February 12, 2010 with the drawing of the $300 million term loan and matures on the earlier of 364 days, the effective date of a Plan or the date of termination in whole of the Commitments (as defined in the Amended and Restated DIP Credit Agreement).  On February 18, 2010, the Bankruptcy Court entered a final order providing full access to the Amended and Restated DIP Credit Agreement.  The Amended and Restated DIP Credit Agreement resulted in a substantial modification for certain lenders within the loan syndicate given the reduction in their commitments as compared to the DIP Credit Facility.  Accordingly, the Company recognized a $13 million charge in the first quarter of 2010 for the early extinguishment of debt resulting from the write-off of deferred financing costs and the incurrence of fees payable to these lenders.

•
On February 23, 2010, pursuant to the bidding procedures and following the auction process previously approved by the Bankruptcy Court, Chemtura entered into a Share and Asset Purchase Agreement (the “SAPA”) with Galata Chemicals LLC (f/k/a Artek Aterian Holding Company, LLC), a Delaware limited liability company, and its sponsors, Aterian Investment Partners Distressed Opportunities, LP, a Delaware limited partnership and Artek Surfin Chemicals Ltd., an Indian private limited company (collectively “Galata”).  As provided in the SAPA, Chemtura agreed to sell its polyvinyl chloride additives business (the “PVC additives business”) to Galata for, among other things, cash consideration of $16 million and the assumption by Galata of certain liabilities including certain pension obligations and environmental liabilities.  The transaction closed on April 30, 2010 and resulted in an incremental $14 million of cash proceeds, as well as favorable sales contract modifications compared to the initial share and asset purchase agreement entered into with SK Atlas, LLC and SK Capital Partners II, LP.

•
The PVC additives business is reported as a discontinued operation in the accompanying Consolidated Financial Statements as the Company will not have significant continued involvement in the operations of the disposed business.  The results of operations for this business have been removed from the results of continuing operations for all periods presented.  The asset and liabilities of discontinued operations have been reclassified and are segregated in the Consolidated Balance Sheets.

•
On January 25, 2010, the Company’s Board of Directors approved a restructuring plan involving the consolidation and idling of certain assets within the flame retardants business operations in El Dorado, Arkansas.  The restructuring plan was approved by the Bankruptcy Court on February 23, 2010 and is expected to be completed by the fourth quarter of 2010.  As a result of the restructuring plan, the Company expects to record costs of approximately $34 million, primarily in the first half of 2010, consisting of approximately $27 million in accelerated depreciation of property, plant and equipment and approximately $7 million in other facility-related shutdown costs, which include accelerated recognition of asset retirement obligations, decommissioning of wells and pipelines and severance.  In the aforementioned costs, the Company expects cash costs, including capital costs, to be approximately $20 million primarily in 2010 in order to execute the consolidation of operations into remaining facilities.  For the first quarter of 2010, the Company recorded approximately $9 million of accelerated depreciation and $5 million of other facility related shutdown costs related to this restructuring initiative.

First Quarter 2010 Business Segment Highlights

•
Consumer Performance Products net sales increased 8% or $7 million compared with the first quarter of 2009 due to increased sales volume and favorable foreign currency translations.  Volume benefited from the warmer weather towards the end of the quarter.  Operating profit on a managed basis increased $4 million primarily due to the benefit of increases in sales volume, favorable mix and lower raw material and energy costs.  On a GAAP basis, operating profit increased $2 million.

•
Industrial Performance Products net sales increased 39% or $80 million driven primarily by increased sales volume.  The increased volume reflects increased customer demand across all business segments due to general economic improvements and also some inventory replenishments.  Operating profit on a managed basis increased $18 million primarily due to increased sales volume and lower manufacturing, raw material and energy costs.  On a GAAP basis, operating profit increased $20 million.

•
AgroSolutions Engineered Products (formerly known as Crop Protection Engineered Products) net sales declined 6% or $4 million primarily due to lower sales volume.  Demand continued to be affected by lower agricultural commodity prices and the impact of the reduced availability of credit to growers as well as a prolonged winter in Europe.  The operating loss of $1 million was unfavorable by $17 million compared with an operating profit of $16 million for the first quarter of 2009 primarily due to the impact of lower sales volume, a product cancellation in the European market, the resulting impact of unfavorable manufacturing costs and an increase in selling, general and administrative and research and development costs (“SGA&R”) of which approximately $4 million related to expenses associated with the internal review of customer incentive, commission and promotional payment practices in the European region.

•
Industrial Engineered Products net sales increased 54% or $56 million primarily due to increased sales volume.  Products sold to electronic applications showed the most dramatic year-over-year improvement but some recovery was also evident in building and construction, and consumer durable polymer applications from the low levels of demand in the first quarter of 2009 when the recession had taken hold.  Operating profit on a managed basis increased $22 million from the first quarter of 2009 primarily due to improved sales volume and lower manufacturing, raw material and energy costs.

•
Corporate expense for the first quarter of 2010 was $27 million compared with $31 million in the same quarter last year.  Corporate expense included amortization expense related to intangibles of $9 million for the first quarters of 2010 and 2009.  The decrease in corporate expense of $4 million was primarily related to a charge in the first quarter of 2009 to write-off legacy SAP assets and decreases in other costs.

First Quarter Results - GAAP

•
Net sales for the first quarter of 2010 were $603 million compared with first quarter 2009 net sales of $464 million.  The increase in net sales revenue was attributable to increased sales volumes of $136 million and favorable foreign currency translation of $9 million, partially offset by a reduction in selling prices of $6 million.

•
Gross profit for the first quarter of 2010 was $134 million, an increase of $34 million compared with the same quarter last year.  Gross profit as a percentage of sales remained unchanged year-over-year at 22%.  The increase in gross profit was primarily due to $25 million in higher volume, $16 million from favorable manufacturing costs (primarily due to higher plant utilization), a $5 million decrease in raw material and energy costs and a $6 million decrease in other costs.  These impacts were partially offset by a $7 million increase in distribution costs, $6 million from lower selling prices and $5 million in accelerated recognition of asset retirement obligations.

•
The operating loss for the first quarter of 2010 was $124 million compared with an operating loss of $22 million for the first quarter of 2009.  The increase in the operating loss is primarily due to a $122 million charge for changes in estimates related to expected allowable claims, (some of which may be ultimately offset by potential insurance recoveries), an $8 million increase in depreciation and amortization (primarily due to accelerated depreciation related to restructuring within the flame retardants business), and a $9 million increase in SGA&R, which was offset by a $34 million increase in gross profit and a $3 million reduction in other costs.

•
Interest expense of $12 million in the first quarter of 2010 was $8 million lower than the same period in 2009.  Lower interest expense from unrecorded contractual interest expense on unsecured debt as a result of the Chapter 11 filing was partially offset by an increase due to borrowings under the Amended and Restated DIP Credit Agreement.

•
Loss on early extinguishment of debt of $13 million in the first quarter of 2010 related to the write-off of deferred financing costs and the incurrence of fees payable to lenders as a result of refinancing the DIP Credit Facility.

•
Other expense, net was $2 million in the first quarter of 2010 compared with other income, net of $2 million for the same quarter in 2009.  The increase in expense primarily reflected unfavorable foreign currency impacts and lower interest income, partially offset by lower fees associated with the termination of the Company’s accounts receivable financing facilities.

•
Reorganization items, net of $21 million in the first quarter of 2010 primarily represent professional fees directly associated with the reorganization.  Reorganization items, net in the first quarter of 2009 of $40 million included the write-off of debt discounts, premiums and debt issuance costs; professional fees directly associated with the reorganization and the write-off of deferred financing expenses related to the termination of the U.S. accounts receivable financing facility.

•	Net loss from continuing operations for the first quarter of 2010 was $177 million, or $0.73 per share, compared with net loss of $87 million, or $0.36 per share, for the first quarter of 2009.

•
The loss from discontinued operations associated with the PVC additives business amounted to $2 million for the first quarter of 2010 compared with $7 million (net of $1 million of taxes) for the first quarter of 2009.

First Quarter Results - Managed Basis

•
On a managed basis, first quarter 2010 gross profit was $139 million, or 23% of net sales, as compared with first quarter 2009 gross profit of $100 million, or 22% of net sales.   Decreases in manufacturing costs, due to higher utilization, along with lower raw material and energy costs were the primary drivers of the increase in margin percentage, partially offset by lower selling prices.

•
On a managed basis, first quarter 2010 operating profit was $16 million as compared with first quarter 2009 operating loss of $15 million.  The increase in operating profit primarily reflected the increase in gross profit due to higher sales volumes and lower manufacturing, raw material and energy costs, partially offset by lower selling prices and higher SGA&R.

•
The earnings from continuing operations before income taxes on a managed basis in the first quarter of 2010 and the loss from continuing operations before income taxes on a managed basis in the same period of 2009 exclude pre-tax GAAP charges of $174 million and $47 million, respectively.  These charges are primarily related to accelerated recognition of asset retirement obligations; accelerated depreciation of property, plant and equipment; facility closures, severance and related costs; antitrust costs; changes in estimates related to expected allowable claims; loss on early extinguishment of debt and costs associated with the Chapter 11 reorganization.

•
Chemtura’s managed basis tax rate of 35% represents a standard tax rate for the Company’s core operations to simplify comparison of underlying operating performance during the course of the Chapter 11 cases.  The Company has chosen to apply this rate to pre-tax income on a managed basis.

Cash Flows - GAAP

•
Net cash used in operating activities in the quarter ended March 31, 2010 was $109 million as compared with net cash used in operating activities of $77 million in the quarter ended March 31, 2009.  Cash used in operating activities for the quarter ended March 31, 2010 was impacted by a seasonal increase in accounts receivable of $97 million and a seasonal build up of inventory of $29 million offset by a $32 million increase in accounts payable.  Net cash used in operating activities for the quarter ended March 31, 2009 was impacted by the repayment of proceeds under the accounts receivable financing facilities of $93 million which were terminated in 2009 as a result of the Chapter 11 reorganization.

•	As of March 31, 2010, the Company’s accounts receivable balances from continuing operations were $521 million as compared with $442 million as of December 31, 2009.

•
As of March 31, 2010, the Company’s inventory balance from continuing operations was $515 million as compared with $489 million at December 31, 2009.  The increase versus December 31, 2009 was primarily due to anticipating seasonal demand primarily in the Consumer Performance Products and AgroSolutions Engineered Products segments.

•
Capital expenditures for the quarter ended March 31, 2010 were $14 million compared with $8 million in the same period of 2009.  The Company currently anticipates capital spending of up to $120 million in 2010.

•
The Company’s total debt of $1,492 million as of March 31, 2010 increased $62 million compared with $1,430 million as of December 31, 2009 primarily due to proceeds issued under the Amended and Restated DIP Credit Agreement and the drawing of letters of credit under the 2007 Credit Facility.  As of March 31, 2010, $1,189 million of total debt is classified as liabilities subject to compromise.  Cash and cash equivalents were $159 million as of March 31, 2010 compared with $236 million as of December 31, 2009.

###

Chemtura Corporation, with 2009 sales of $2.5 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products.  Additional information concerning Chemtura is available at www.chemtura.com.

Managed Basis Financial Measures
The information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP).  These managed basis financial measures consist of adjusted results of operations of the Company that exclude certain expenses, gains and losses that may not be indicative of the core operations of the Company.  Excluded items include costs associated with the bankruptcy reorganization; facility closures, severance and related costs; antitrust costs; gains and losses on sale of business; increased depreciation due to the change in useful life of assets; unusual and non-recurring settlements; accelerated recognition of asset retirement obligations and impairment of long-lived assets. In addition to the managed basis financial measures discussed above, the Company has applied a managed basis effective income tax rate to our managed basis income before taxes. Chemtura’s managed basis tax rate of 35% represents a standard tax rate for the Company’s core operations to simplify comparison of underlying operating performance while in U.S. bankruptcy. Reconciliations of these managed basis financial measures to their most directly comparable GAAP financial measures are provided in the attached financial tables.  The Company believes that such managed basis financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends.  In addition, management uses these managed basis financial measures internally to allocate resources and evaluate the performance of the Company’s operations.  While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP.  In addition, these managed basis financial measures may differ from similarly titled managed basis financial measures used by other companies and do not provide a comparable view of the Company's performance relative to other companies in similar industries.

Forward-Looking Statement
This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended.  These forward-looking statements are identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	The ability to complete a restructuring of our balance sheet;
•	The ability to have the Bankruptcy Court approve motions required to sustain operations during the Chapter 11 cases;
•	The uncertainties of the Chapter 11 restructuring process including the potential adverse impact on our operations, management, employees and the response of our customers;
•	Our estimates of the cost to settle proofs of claim presented in the Chapter 11 cases;
•	The ability to develop, confirm and consummate a Chapter 11 plan of reorganization;
•	The ability to be compliant with our debt covenants or obtain necessary waivers and amendments;
•	The ability to reduce our indebtedness levels;
•	General economic conditions;
•	Significant international operations and interests;
•	The ability to obtain increases in selling prices to offset increases in raw material and energy costs;
•	The ability to retain sales volumes in the event of increasing selling prices;
•	The ability to absorb fixed cost overhead in the event of lower volumes;
•	Pension and other post-retirement benefit plan assumptions;
•	The ability to improve profitability in our Industrial Engineered Products segment as the general economy recovers from the recession;
•	The ability to implement the El Dorado, Arkansas restructuring program;
•	The ability to obtain growth from demand for petroleum additive, lubricant and agricultural product applications;
•
The ability to restore profitability in our AgroSolutions Engineered Products segment as demand conditions recover in the agrochemical market.  Additionally, the AgroSolutions Engineered Products segment is dependent on disease and pest conditions, as well as local, regional, regulatory and economic conditions;

•	The ability to sell methyl bromide due to regulatory restrictions;
•	Changes in weather conditions which could adversely affect the seasonal selling cycles in both our Consumer Performance Products and AgroSolutions Engineered Products segments;
•	Changes in the availability and/or quality of our energy and raw materials;
•	The ability to collect our outstanding receivables;
•	Changes in interest rates and foreign currency exchange rates;
•	Changes in technology, market demand and customer requirements;
•	The enactment of more stringent U.S. and international environmental laws and regulations;
•	The ability to realize expected cost savings under our restructuring plans, Six Sigma and Lean manufacturing initiatives;
•	The ability to recover our deferred tax assets;
•	The ability to support the goodwill and long-lived assets related to our businesses; and
•	Other risks and uncertainties detailed in Item 1A. Risk Factors in our filings with the Securities and Exchange Commission.

These statements are based on the Company’s estimates and assumptions and on currently available information. The forward-looking statements include information concerning the Company’s possible or assumed future results of operations, and the Company’s actual results may differ significantly from the results discussed.  Forward-looking information is intended to reflect opinions as of the date this press release was issued.  The Company undertakes no duty to update any forward-looking statements to conform the statements to actual results or changes in the Company’s operations.

CHEMTURA CORPORATION
Index of Financial Statements and Schedules

CHEMTURA CORPORATION
 Consolidated Statements of Operations (Unaudited)
 (In millions, except per share data)

	Quarters Ended March 31,
	2010	2009

Net sales	$603	$464

Cost of goods sold	469	364
Gross profit	134	100
Gross profit %	22%	22%

Selling, general and administrative	76	68
Depreciation and amortization	49	41
Research and development	9	8
Facility closures, severance and related costs	2	3
Antitrust costs	-	2
Changes in estimates related to expected allowable claims	122	-

Operating loss	(124)	(22)
Interest expense	(12)	(20)
Loss on early extinguishment of debt	(13)	-
Other (expense) income, net	(2)	2
Reorganization items, net	(21)	(40)

Loss from continuing operations
before income taxes	(172)	(80)
Income tax provision	(5)	(7)

Loss from continuing operations	(177)	(87)
Loss from discontinued operations, net of tax	(2)	(7)
Net loss attributable to Chemtura	$(179)	$(94)

Basic and diluted per share information - attributable to Chemtura Corporation:
Loss from continuing operations, net of tax	$(0.73)	$(0.36)
Loss from discontinued operations, net of tax	(0.01)	(0.03)
Net loss attributable to Chemtura Corporation	$(0.74)	$(0.39)

Weighted average shares outstanding - Basic and Diluted	242.9	242.8

CHEMTURA CORPORATION
 Consolidated Balance Sheets
 (In millions)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$159	$236
Accounts receivable	521	442
Inventories	515	489
Other current assets	259	227
Assets held for sale	85	85
Total current assets	1,539	1,479

NON-CURRENT ASSETS
Property, plant and equipment, net	713	750
Goodwill	231	235
Intangible assets, net	455	474
Other assets	174	180

	$3,112	$3,118

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES
Short-term borrowings	$301	$252
Accounts payable	157	126
Accrued expenses	182	178
Income taxes payable	4	5
Liabilities held for sale	36	37
Total current liabilities	680	598

NON-CURRENT LIABILITIES
Long-term debt	2	3
Pension and post-retirement health care liabilities	143	151
Other liabilities	190	197
Total liabilities not subject to compromise	1,015	949

LIABILITIES SUBJECT TO COMPROMISE	2,104	1,997

STOCKHOLDERS' (DEFICIT) EQUITY
Common stock	3	3
Additional paid-in capital	3,040	3,039
Accumulated deficit	(2,661)	(2,482)
Accumulated other comprehensive loss	(233)	(234)
Treasury stock at cost	(167)	(167)
Total Chemtura stockholders' (deficit) equity	(18)	159

Non-controlling interest	11	13
Total stockholders' (deficit) equity	(7)	172

	$3,112	$3,118

CHEMTURA CORPORATION
 Condensed Consolidated Statements of Cash Flows (Unaudited)
 (In millions)

	Quarters Ended March 31,
Increase (decrease) to cash	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss attributable to Chemtura Corporation	$(179)	$(94)
Adjustments to reconcile net loss attributable to Chemtura Corporation to net cash used in operating activities:
Loss on early extinguishment of debt	13	-
Depreciation and amortization	49	44
Stock-based compensation expense	-	1
Reorganization items, net	2	34
Changes in estimates related to expected allowable claims	122	-
Changes in assets and liabilities, net	(116)	(62)
Net cash used in operating activities	(109)	(77)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	-	3
Payments for acquisitions, net of cash acquired	-	(5)
Capital expenditures	(14)	(8)
Net cash used in investing activities	(14)	(10)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Amended and Restated DIP Credit Agreement	299	-
(Payments on) proceeds from DIP Credit Facility	(250)	165
Proceeds from 2007 Credit Facility, net	15	9
Proceeds from short term borrowings	-	1
Payments for debt issuance and refinancing costs	(16)	(19)
Net cash provided by financing activities	48	156

CASH
Effect of exchange rates on cash and cash equivalents	(2)	(2)

Change in cash and cash equivalents	(77)	67
Cash and cash equivalents at beginning of period	236	68

Cash and cash equivalents at end of period	$159	$135

CHEMTURA CORPORATION
Segment Net Sales and Operating Profit (Loss) (Unaudited)
(In millions)

	Quarters Ended March 31,
	2010	2009
SALES

Consumer Performance Products	$92	$85
Industrial Performance Products	286	206
AgroSolutions Engineered Products	65	69
Industrial Engineered Products	160	104
Total sales	$603	$464

OPERATING PROFIT (LOSS)

Consumer Performance Products	$6	$4
Industrial Performance Products	25	5
AgroSolutions Engineered Products	(1)	16
Industrial Engineered Products	(3)	(11)
Segment operating profit	27	14

General corporate expense, including amortization	(27)	(31)
Facility closures, severance and related costs	(2)	(3)
Antitrust costs	-	(2)
Changes in estimates related to expected allowable claims	(122)	-
Total operating loss	$(124)	$(22)

CHEMTURA CORPORATION
Major Factors Affecting Net Sales and Operating Results (Unaudited)
Quarter Ended March 31, 2010 versus 2009
(In millions)

The following table summarizes the major factors contributing to the changes in operating results versus the prior year:

	Quarter Ended March 31,
		Pre-tax
	Net	Earnings
	Sales	(Loss)

2009	$464	$(80)

2009 Accelerated depreciation of property, plant and equipment	-	2
2009 Facility Closures, severance and related costs	-	3
2009 Antitrust costs	-	2
2009 Reorganization items, net	-	40
	464	(33)

Changes in selling prices	(6)	(6)
Unit volume and mix	136	25
Foreign currency impact - operating profit (loss)	9	1
Manufacturing cost impacts	-	16
Higher distribution costs	-	(7)
Lower raw materials and energy costs	-	5
Changes in SGA&R, excluding foreign exchange impact	-	(8)
Lower interest expense	-	8
Foreign currency impact - other income (expense), net	-	(3)
Fees associated with sale of accounts receivable	-	2
Other	-	2
	603	2

2010 Accelerated recognition of asset retirement obligations	-	(5)
2010 Accelerated depreciation of property, plant and equipment	-	(11)
2010 Facility closures, severance and related costs	-	(2)
2010 Changes in estimates to expected allowable claims	-	(122)
2010 Loss on early extinguishment of debt	-	(13)
2010 Reorganization items, net	-	(21)

2010	$603	$(172)

CHEMTURA CORPORATION
GAAP and Managed Basis Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarter Ended March 31, 2010			Quarter Ended March 31, 2009
		Managed Basis	Managed Basis		Managed Basis	Managed Basis
	GAAP	Adjustment	Revised	GAAP	Adjustment	Revised

Net sales	$603	$-	$603	$464	$-	$464

Cost of goods sold	469	(5)	464	364	-	364
Gross profit	134	5	139	100	-	100
Gross profit %	22%		23%	22%		22%

Selling, general and administrative	76	-	76	68	-	68
Depreciation and amortization	49	(11)	38	41	(2)	39
Research and development	9	-	9	8	-	8
Facility closures, severance and related costs	2	(2)	-	3	(3)	-
Antitrust costs	-	-	-	2	(2)	-
Changes in estimates related to expected allowable claims	122	(122)	-	-	-	-

Operating (loss) profit	(124)	140	16	(22)	7	(15)
Interest expense	(12)	-	(12)	(20)	-	(20)
Loss on early extinguishment of debt	(13)	13	-	-	-	-
Other (expense) income, net	(2)	-	(2)	2	-	2
Reorganization items, net	(21)	21	-	(40)	40	-

(Loss) earnings from continuing operations
before income taxes	(172)	174	2	(80)	47	(33)
Income tax (expense) benefit	(5)	4	(1)	(7)	18	11

(Loss) earnings from continuing operations	(177)	178	1	(87)	65	(22)
Loss from discontinued operations, net of tax	(2)	2	-	(7)	7	-

Net (loss) earnings attributable to Chemtura	$(179)	$180	$1	$(94)	$72	$(22)

Basic and diluted per share information - attributable to Chemtura Corporation:
(Loss) earnings from continuing operations	$(0.73)		$0.01	$(0.36)		$(0.09)
Loss from discontinued operations, net of tax	(0.01)		-	(0.03)		-
Net (loss) earnings attributable to Chemtura Corporation	$(0.74)		$0.01	$(0.39)		$(0.09)

Weighted average shares outstanding - Basic and Diluted	242.9		242.9	242.8		242.8

Managed Basis Adjustments consist of the following:

Accelerated recognition of asset retirement obligations		$5			$-
Accelerated depreciation of property, plant and equipment		11			2
Facility closures, severance and related costs		2			3
Antitrust costs		-			2
Changes in estimates related to expected allowable claims		122			-
Loss on early extinguishment of debt		13			-
Reorganization items, net		21			40
Pre-Tax		174			47

Adjustment to apply a Managed Basis effective tax rate		4			18
After-tax		178			65
Loss from discontinued operations		2			7
Net earnings attributable to Chemtura		$180			$72

CHEMTURA CORPORATION
 GAAP and Managed Basis Segment  Sales and Operating Profit (Loss) (Unaudited)
 (In millions of dollars)

	Quarter Ended March 31, 2010			Quarter Ended March 31, 2009
	GAAP	Managed Basis	Managed Basis	GAAP	Managed Basis	Managed Basis
	Historical	Adjustment	Revised	Historical	Adjustment	Revised
SALES

Consumer Performance Products	$92	$-	$92	$85	$-	$85
Industrial Performance Products	286	-	286	206	-	206
AgroSolutions Engineered Products	65	-	65	69	-	69
Industrial Engineered Products	160	-	160	104	-	104
Total sales	$603	$-	$603	$464	$-	$464

OPERATING PROFIT (LOSS)

Consumer Performance Products	$6	$2	$8	$4	$-	$4
Industrial Performance Products	25	-	25	5	2	7
AgroSolutions Engineered Products	(1)	-	(1)	16	-	16
Industrial Engineered Products	(3)	14	11	(11)	-	(11)
Segment operating profit	27	16	43	14	2	16

General corporate expense, including
amortization	(27)	-	(27)	(31)	-	(31)
Facility closures, severance and related cost	(2)	2	-	(3)	3	-
Antitrust costs	-	-	-	(2)	2	-
Changes in estimates related to expected allowable claims	(122)	122	-	-	-	-

Total operating (loss) profit	$(124)	$140	$16	$(22)	$7	$(15)

DEPRECIATION AND AMORTIZATION

Consumer Performance Products	$4	$(2)	$2	$2	$-	$2
Industrial Performance Products	9	-	9	12	(2)	10
AgroSolutions Engineered Products	2	-	2	2	-	2
Industrial Engineered Products	23	(9)	14	14	-	14
General corporate expense, including amortization	11	-	11	11	-	11
Total depreciation and amortization	$49	$(11)	$38	$41	$(2)	$39

Managed Basis Adjustments consist of the following:

Accelerated recognition of asset retirement obligations		$5			$-
Accelerated depreciation of property, plant and equipment		11			2
Facility closures, severance and related costs		2			3
Antitrust costs		-			2
Changes in estimates related to expected allowable claims		122			-
		$140			$7